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                                                Exhibit 23

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Amendment No. 2 to the Form S-3 Registration Statement of Sun Life Assurance Company of Canada (U.S.) (File No. 333-77041) of our report dated February 7, 2001 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 2000.

We also consent to the references to us under the headings "Accountants" and "Appendix B -- Condensed Financial Information -- Accumulation Unit Values" in the Prospectuses for Regatta Gold Fixed and Variable Annuity, Regatta Platinum Fixed and Variable Annuity, and Futurity II Fixed and Variable Annuity, which are a part of this Registration Statement.

DELOITTE & TOUCHE LLP
Boston, Massachusetts


April 6, 2001